EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-1 No. 333-212378) of CurrencyShares® British Pound Sterling Trust of our reports dated January 11, 2018, with respect to the financial statements of CurrencyShares® British Pound Sterling Trust, and the effectiveness of internal control over financial reporting of CurrencyShares® British Pound Sterling Trust, included in this Annual Report (Form 10-K) for the year ended October 31, 2017.

/s/ Ernst & Young LLP

Tysons, Virginia

January 11, 2018